Exhibit 99.1

COMPANY CONTACT:

Peter Ingram, CFO

Hawaiian Airlines

Phone:  808.835.3030

peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:

Allyson Pooley

Integrated Corporate Relations

Phone:  310.954.1100

apooley@icrinc.com

MEDIA CONTACT:

Keoni Wagner, VP Public Affairs

Hawaiian Airlines

Phone:  808.838.6778

keoni.wagner@hawaiianair.com

Hawaiian Holdings Reports 2006 Fourth Quarter and Year Financial Results

•                  Revenue increased 4% in the fourth quarter to $219.6 million and 7% for the year to $888.0 million

•                  Operating income of $3.2 million for 2006

•                  Hawaiian records industry leading load factor of 86.4% for 2006

•                  Unrestricted cash, cash equivalents and short-term investments of $114.5 million at year end

HONOLULU – February 20, 2007 – Hawaiian Holdings, Inc. (AMEX and PCX: HA) (“Holdings” or “the Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported a consolidated net loss for the three months ended December 31, 2006 of $9.6 million, or $0.20 per basic and diluted share, on total operating revenue of $219.6 million.  For the full year 2006, the Company reported a consolidated net loss of $40.5 million, or $0.86 per basic and diluted share, on total operating revenue of $888.0 million.

President and Chief Executive Officer Mark B. Dunkerley commented, “2006 was a challenging year for our business.  High fuel prices and intense competition in our Transpacific and Interisland markets took their toll on our results while good progress in cost control somewhat mitigated their effects.  The late delivery of our first fully modified 767-300EM in the fourth quarter hurt the period’s results but we are pleased to report that this aircraft is now in the fleet and that the remaining aircraft are being modified for entry into service in mid-March and at the end of May.”

Mr. Dunkerley continued, “Reflecting on 2006, I want to start by thanking the employees of Hawaiian, who shouldered much of the burden of maintaining our award winning service in the face of mounting competitive pressures.  While the addition of capacity by other airlines in the Transpacific market and the entry of another competitor in the Interisland market have depressed yields, Hawaiian has defended its market position successfully.  This is a significant achievement.  Thanks to the extraordinary teamwork of our employees, Hawaiian was more punctual and lost fewer bags than any other US airline during 2006, and also ranked near the top for fewest cancellations and oversales.”

“During the year, we negotiated an important labor agreement with the International Association of Machinists (IAM) to allow the outsourcing of certain functions, restructured our balance sheet, acquired four ex-Delta 767-300 aircraft and reached a favorable agreement with one of our largest aircraft lessors that resulted in the purchase of three previously leased 767-300ERs,” said Mr. Dunkerley.

Mr. Dunkerley concluded, “While most US airlines enjoy the benefits of reduced capacity in the markets they serve, excess capacity on our main Transpacific routes and in the Interisland market persists.  Our attention, therefore, is on controlling our costs and the major internal initiatives of 2007 are focused to this end.”

Operating Results

Fourth Quarter Results

The Company reported a fourth quarter 2006 loss before income taxes of $20.2 million, which  includes $3.6 million of special charges related to the aircraft purchase and lease amendment transactions concluded in December.  Of the $3.6 million, $0.9 million represents operating expenses, with the remainder reflected in nonoperating expense.  Also, as a result of the aircraft transaction, the fourth quarter tax provision reflects a tax benefit related to the recognition of certain expenses for tax purposes which otherwise would have been recognized over the life of the leases.

The Company reported an operating loss of $13.9 million in the fourth quarter of 2006 compared to an operating loss of $10.3 million in the fourth quarter of 2005.  Fourth quarter operating revenue was $219.6 million, a 3.6% increase compared to operating revenue in the fourth quarter of 2005. Capacity for the quarter increased 10.7% year-over-year to 2.2 billion Available Seat Miles (ASMs), resulting in a Revenue per ASM (RASM) decrease of 6.3% to 10.14 cents.  Fourth quarter load factor declined 4.5 percentage points to 85.2%.  Passenger yield (passenger revenue per revenue passenger mile) declined to 10.83 cents from 11.03 cents in the fourth quarter 2005.

Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.

Selected Statistical Data

	3 Months Ended						Year ended
	December 31,						December 31,
	2006 (*)		2005 (*)		Change		2006 (*)		2005 (**)		Change

Scheduled Operations:
Revenue passenger miles (RPM) (a)	1,813.1		1,720.2		5.4%		6,838.9		6,607.2		3.5%
Available seat miles (ASM) (a)	2,127.9		1,916.7		11.0%		7,915.9		7,539.9		5.0%
Passenger revenue per RPM	10.83	¢	11.03	¢	(1.8)%		11.65	¢	11.32	¢	2.9%
Passenger load factor (RPM/ASM)	85.2%		89.7%		(4.5	)pts	86.4%		87.6%		(1.2	)pts

Total Operations:
Operating Revenue per ASM (RASM)	10.14	¢	10.83	¢	(6.3)%		11.02	¢	10.78	¢	2.2%
Operating Cost per ASM (CASM)	10.78	¢	11.35	¢	(5.0)%		10.98	¢	10.59	¢	3.7%
CASM ex-fuel	7.99	¢	8.29	¢	(3.6)%		7.98	¢	7.99	¢	(0.1)%

(*)    Consolidated

(**)  Combined

(a)    In millions.

Total operating expenses for the fourth quarter of 2006 increased 5.1% to $233.6 million, resulting in an operating cost per available seat mile (CASM) of 10.78 cents, down 5.0% versus the same period a year ago.  CASM excluding fuel for the fourth quarter of 2006 was 7.99 cents, a 3.6% decrease versus the same quarter in the prior year.

Wages and benefits increased $5.1 million to $61.5 million.  Included in this increase is a $3.0 million adjustment to pension expense related to prior periods.  Maintenance, materials and repairs expense increased $1.7 million to $17.4 million primarily as a result of higher engine maintenance expenses incurred under power-by-the-hour (PBH) agreements attributable to the inclusion of additional engines under PBH agreements, an overall increase in block hours operated and higher rates per hour.  Aircraft and passenger servicing expenses increased $3.1 million to $16.7 million, primarily as a result of higher passenger inconvenience expenses related to schedule adjustments caused by the delayed availability of an additional aircraft in the quarter.

Although jet fuel prices eased in the quarter relative to record high levels in the third quarter of 2006, aircraft fuel costs totaled $60.4 million and represented close to 26% of operating expenses.  Hawaiian’s average cost per gallon of jet fuel in the fourth quarter was $1.98 (including taxes, delivery and hedging impacts), down 6.7%, compared to the fourth quarter of 2005, helping to offset a 13% increase in block hours reflecting additional operations by both the Boeing 717 and Boeing 767 fleets.  As a result of ongoing fuel consumption initiatives, Hawaiian reduced its consumption per block hour on both fleet types compared to the fourth quarter of 2005.

For the fourth quarter of 2006, the Company reported nonoperating expenses of $6.2 million, as compared to nonoperating expenses of $1.3 million in the fourth quarter of 2005.  Included in the fourth quarter of 2006 is an increase in net interest expense of $1.0 million associated with the purchase of seven Boeing 767 aircraft during the year and the restructuring of the Company’s debt.  Additionally, the Company recognized $2.7 million in nonoperating expenses relating to its aircraft acquisitions and lease restructurings and a loss of $2.5 million from fuel hedging activity in the current year quarter, as compared to a $4.2 million loss on the repurchase of subordinated convertible notes and a gain of $4.1 million from fuel hedging activity for the same period in the prior year.

Full Year 2006 Results

Hawaiian emerged from bankruptcy on June 2, 2005.  Effective April 1, 2003, following Hawaiian’s bankruptcy filing, through June 1, 2005, Holdings deconsolidated Hawaiian and accounted for its interest in Hawaiian using the cost method of accounting.  As a result, the consolidated financial results of Holdings during that period do not include Hawaiian’s financial results.  Holdings generated no revenue from January 1, 2005 through June 1, 2005, and its operating expenses consisted primarily of professional fees related to Hawaiian’s bankruptcy case and maintaining Holdings’ status as a public company.  Hawaiian’s emergence from bankruptcy was accounted for as a business combination, the acquisition of Hawaiian by Holdings.

Because Hawaiian's emergence from bankruptcy was accounted for as a business combination, the assets and liabilities of Hawaiian were adjusted to their fair values as of June 2, 2005, and the results of operations of Hawaiian are included in the Company’s consolidated results from that date forward.  In order to clarify some of the complex accounting required as a result of Holdings’ reacquisition of Hawaiian upon Hawaiian’s emergence from bankruptcy and provide readers with a basis for comparison with the financial results of Hawaiian during its bankruptcy, the following discussion compares consolidated results of the Company for the year ended December 31, 2006 to the combined financial results of Holdings and Hawaiian for the year ended December 31, 2005.  The combined results are not, however, defined within U.S. generally accepted accounting principles (GAAP) and therefore should not be considered in isolation or as a substitute for the equivalent measure defined by GAAP.

For the full year of 2006, the Company reported a loss before income taxes of $41.0 million, compared to pre-tax income of $26.3 million for the combined entities in 2005.  The 2006 results include $35.7 million of special charges related to the redemption, prepayment, extinguishment and modification of various long-term debt instruments and the aircraft purchase and lease amendment transactions executed in December.  Of the $35.7 million, $0.9 million represents operating expenses, with the remainder reflected in nonoperating expense.  Special charges in 2005 totaled $4.2 million related to the redemption of debt.

Operating income for 2006 was $3.2 million compared to $14.1 million for the full year of 2005.  The application of purchase accounting following Hawaiian’s emergence from bankruptcy resulted in an increase in depreciation and amortization expenses of $15.8 million in 2006 and $9.1 million in 2005.

Consolidated full year operating revenue was $888.0 million, a 6.5% increase over the $833.6 million reported for the combined entities in 2005.  Capacity for the year increased 4.2% year-over-year resulting in a 2.2% increase in RASM to 11.02 cents.  Load factor declined 1.2 percentage points to 86.4%.  Passenger yield improved 2.9% to 11.65 cents.

Total operating expenses for the year increased 8.0% to $884.9 million.  CASM in 2006 increased 3.7% to 10.98 cents.  CASM excluding fuel for the year was 7.98 cents, down slightly versus the prior year.

Liquidity, Capital Resources and Fuel Hedging:

•                  As of December 31, 2006, the Company had unrestricted cash, cash equivalents and short-term investments of $114.5 million, and an additional $53.7 million in restricted cash.

•                  In December of 2006, Hawaiian purchased three previously leased Boeing 767-300 ER aircraft for an aggregate purchase price of $150.8 million.  Hawaiian issued $126.0 million in seven-year amortizing floating rate notes in conjunction with the acquisitions.

•                  In addition to the debt related to the recent aircraft acquisitions, as of December 31, 2006, the Company’s debt included $117.5 million in two term loans at the Hawaiian level.  In addition, Hawaiian has a $15.8 million revolving credit facility, $4.8 million of which is supporting outstanding letters of credit as of December 31, 2006.

•                  As of February 2, 2006, Hawaiian had entered into jet fuel forward contracts to hedge approximately 42 percent of its fuel requirements for the first quarter of 2007, and 23 percent and 4 percent, respectively, for the second and third quarters of 2007.  The Company’s current jet fuel hedge position is outlined in the table below:

	Average Jet Fuel Contract Price per Gallon	Gallons Hedged (thousands)	Percentage of Quarterly Consumption Hedged

First Quarter 2007	$1.915	8,820	42%
Second Quarter 2007	$1.918	7,434	23%
Third Quarter 2007	$1.974	1,218	4%

2006 Highlights:

Fourth Quarter

•                  Hawaiian announced it finalized the purchase of three Boeing 767-300ER aircraft previously leased from an affiliate of AWAS Aviation Services, Inc. ("AWAS") and amended the lease agreements for four other aircraft leased from AWAS, thereby avoiding the exercise of early termination options beginning in 2007.

•                  The US Bankruptcy court rejected the last remaining Mesa counterclaim against Hawaiian and cleared the way for a trial on Hawaiian's claims against Mesa for breach of contract and misuse of proprietary information.

•                  For the full year 2006, Hawaiian Airlines ranked #1 for punctuality and best baggage handling in the U.S. Department of Transportation’s Air Travel Consumer Report, while finishing in the top four for fewest oversales and cancellations.  This marked the third consecutive year that Hawaiian recorded the best on-time results and top overall performance, as well as the second straight year it finished at the top of the industry for baggage handling.

•                  On November 11th, Hawaiian Airlines marked its 77th Anniversary of continuous service in Hawaii.

•                  In November, Hawaiian Airlines ranked as the top-rated carrier providing service to Hawaii, as judged in the 2006 Readers' Choice Survey published by Condé Nast Traveler. It was the third straight year the magazine's readers ranked Hawaiian the top airline to Hawaii. Overall, Hawaiian ranked third highest nationally.

•                  During October, Hawaiian Airlines announced the appointment of Donald Sealey as vice president of corporate audit, responsible for leading the Company's internal audit function and compliance with the Sarbanes-Oxley Act.

•                  Beginning in October, all Transpacific in-flight sales were cashless.  Interisland in-flight sales went cashless in January 2007.

Third Quarter

•                  Hawaiian and the IAM reached a ground breaking agreement providing the Company with new latitude for outsourcing reservations and certain back-office functions, including accounting.

•                  Hawaiian introduced the Hawaiian Airlines Activities Card, the only airline product of its kind in the Hawaii market. The card allows consumers to pre-pay for leading Hawaii activities at a discount on Hawaiian's website.

•                  Hawaiian Airlines and Harmony Airways jointly announced the launch of a code share agreement and interline electronic ticketing for their mutual customers.

•                  Travel + Leisure magazine once again recognized Hawaiian Airlines as their carrier of choice for travel to Hawaii as part of the magazine's 2006 World's Best Awards.

•                  Hawaiian put into service the first of its four recently acquired B767 aircraft.

Second Quarter

•                  Hawaiian announced a significant expansion of its service to Hawaii from San Diego, Seattle, Portland, Sacramento and Los Angeles.

•                  Holdings announced the addition of three members to its board of directors, increasing to 12 the number of board members overseeing the Company.

First Quarter

•                  Hawaiian purchased four ex-Delta Boeing 767-300 aircraft at a combined cost of approximately $32 million.

•                  HawaiianMiles raised the industry bar in frequent flyer programs' value and convenience, introducing a new three-tier award structure as well as one-way awards.

•                  Hawaiian Airlines introduced time-saving barcode technology to its kiosk and Web check-in options, expanded availability of its ground-breaking digEplayer personal in-flight entertainment systems, introduced in-flight automated credit card processing and added Hawaii's first remote airport check-in in Waikiki.

•                  Hawaiian increased its term loan borrowings under its Term A and Term B credit facilities by approximately $91 million.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin later today (Tuesday, February 20, 2007) at 5:00 p.m., Eastern Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live broadcast, the call will be archived on Hawaiian’s investor website.

About Hawaiian Airlines

Hawaiian Airlines, holder of a record 36 consecutive months as America’s most punctual airline, has consistently led the nation’s carriers in on-time schedule performance and fewest misplaced bags in 2005 and 2006 (as reported by the U.S. Department of Transportation). Consumer surveys by Condé Nast Traveler, Travel + Leisure, and Zagat all rank Hawaiian as the top domestic airline serving Hawaii.

Now in its 78th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the second largest provider of passenger air service between the U.S. mainland and Hawaii. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline (nine), as well as service to Australia, American Samoa and Tahiti. Hawaiian also provides approximately 100 daily jet flights among the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (AMEX and PCX: HA). Additional information is available at HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

# # #

Financial Tables Follow

Hawaiian Holdings, Inc.

Consolidated Statements of Operations (in thousands, except for per share data) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005(*)

Operating Revenue:
Passenger	$196,416	$189,700	$796,821	$458,117
Cargo	8,379	8,420	32,181	19,252
Charter	2,749	2,882	9,486	6,017
Other	12,087	10,942	49,559	25,381
Total	219,631	211,944	888,047	508,767

Operating Expenses:
Aircraft fuel, including taxes and oil	60,386	59,845	241,660	131,426
Wages and benefits	61,540	56,446	228,010	134,335
Aircraft rent	27,803	28,181	109,592	63,392
Maintenance materials and repairs	17,443	15,780	69,606	33,327
Aircraft and passenger servicing	16,734	13,616	52,655	29,093
Commissions and other selling	12,184	11,911	48,575	25,246
Depreciation and amortization	7,983	6,923	28,865	15,937
Other rentals and landing fees	7,262	5,999	25,720	14,182
Other	22,243	23,514	80,194	59,799
Total	233,578	222,215	884,877	506,737
Operating Income (Loss)	(13,947)	(10,271)	3,170	2,030

Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(5,123)	(2,922)	(17,476)	(9,030)
Losses due to redemption, prepayment, extinguishment and modification of long-term debt and lease agreements	(2,664)	(4,214)	(34,798)	(4,214)
Interest income	2,354	2,271	11,338	4,658
Capitalized interest	1,166	—	3,769	—
Other, net	(1,944)	3,579	(7,013)	17,030
Total	(6,211)	(1,286)	(44,180)	8,444
Income (Loss) Before Income Taxes	(20,158)	(11,557)	(41,010)	10,474
Income tax expense (benefit)	(10,528)	7,946	(463)	22,840
Net Loss	$(9,630)	$(19,503)	$(40,547)	$(12,366)

Net Loss Per Common Stock Share:
Basic	$(0.20)	$(0.43)	$(0.86)	$(0.32)
Diluted	$(0.20)	$(0.43)	$(0.86)	$(0.32)

Weighted Average Number of Common Stock Shares Outstanding:
Basic	47,186	45,499	47,153	39,250
Diluted	47,186	45,499	47,153	39,250

(*)            Includes the deconsolidated results of operations of Hawaiian Holdings, Inc. from January 1, 2005 through June 1, 2005, and the consolidated results of operations of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc. from June 2, 2005 through December 31, 2005.

Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.

Combined Statements of Operations (unaudited)

	Three Months ended		Year ended
	December 31,		December 31,
	2006(*)	2005(*)	2006(*)	2005(**)

Operating Revenue:
Passenger	$196,416	$189,700	$796,821	$747,957
Cargo	8,379	8,420	32,181	31,022
Charter	2,749	2,882	9,486	11,931
Other	12,087	10,942	49,559	42,689
Total	219,631	211,944	888,047	833,599

Operating Expenses:
Aircraft fuel, including taxes and oil	60,386	59,845	241,660	201,212
Wages and benefits	61,540	56,446	228,010	227,117
Aircraft rent	27,803	28,181	109,592	107,260
Maintenance materials and repairs	17,443	15,780	69,606	57,342
Aircraft and passenger servicing	16,734	13,616	52,655	48,283
Commissions and other selling	12,184	11,911	48,575	52,460
Depreciation and amortization	7,983	6,923	28,865	19,705
Other rentals and landing fees	7,262	5,999	25,720	23,819
Other	22,243	23,514	80,194	82,301
Total	233,578	222,215	884,877	819,499
Operating Income (Loss)	(13,947)	(10,271)	3,170	14,100

Nonoperating Income (Expense):
Reorganization items, net	—	—	—	887
Interest and amortization of debt discount and issuance costs	(5,123)	(2,922)	(17,476)	(9,495)
Losses due to redemption, prepayment, extinguishment and modification of long-term debt and lease agreements	(2,664)	(4,214)	(34,798)	(4,214
Interest income	2,354	2,271	11,338	4,658
Capitalized interest	1,166	—	3,769	—
Other, net	(1,944)	3,579	(7,013)	20,404
Total	(6,211)	(1,286)	(44,180)	12,240
Income (Loss) Before Income Taxes	(20,158)	(11,557)	(41,010)	26,340

Income tax expense (benefit)	(10,528)	7,946	(463)	41,412

Net Loss	$(9,630)	$(19,503)	$(40,547)	$(15,072

(*)   Consolidated results of operations of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.

(**) Combined results of operations of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.

Hawaiian Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(in millions, except for CASM data) (unaudited)

	3 Months Ended				12 Months Ended
	December 31,				December 31,
	2006 (*)		2005 (*)		2006 (*)		2005 (**)

GAAP operating expenses	$233.6		$222.2		$884.9		$506.7
Hawaiian expenses - pre June 2, 2005 (a)	—		—		—		312.8
Combined Holdings and Airlines operating expenses	233.6		222.2		884.9		819.5
Aircraft fuel, including taxes and oil	60.4		59.8		241.7		201.2
Adjusted operating expenses	$173.2		$162.4		$643.2		$618.3

Available Seat Miles	2,166.4		1,957.9		8,062.1		7,735.8

CASM	10.78	¢	11.35	¢	10.98	¢	10.59	¢
Less aircraft fuel	2.79		3.06		3.00		2.60
CASM - ex-fuel	7.99	¢	8.29	¢	7.98	¢	7.99	¢

Footnotes:

(*)    Consolidated

(**)  Combined

(a)             Effective April 1, 2003, the Company deconsolidated Hawaiian until the Company reacquired and reconsolidated Hawaiian on June 2, 2005.  The reconsolidation of Hawaiian was accounted for as a business combination with Hawaiian’s assets and liabilities being adjusted to their fair values as of June 2, 2005.  Hawaiian’s results of operations for the period April 1, 2003 through June 1, 2005 were not included in Holdings’ results of operations.

Explanatory Note:

Because both the cost and availability of jet fuel are subject to many economic and political factors and are therefore beyond the Company’s control, presenting CASM excluding fuel provides management and investors the ability to measure and monitor the Company’s cost performance on a more consistent basis.